Exhibit 99.1 news release

Ovintiv Reports First Quarter 2022 Financial and Operating Results

Company Increases Quarterly Dividend by 25%; Announces Debt Redemption;
Announces Plan to Double Shareholder Returns Resulting in 2022 Returns of ~$1 billion

Highlights:

•	Generated first quarter cash from operating activities of $685 million, Non-GAAP Cash Flow of $1,043 million and Non-GAAP Free Cash Flow of $592 million
•	Announced plan to double shareholder returns from 25% to 50% of Non-GAAP Free Cash Flow after base dividends beginning in October of 2022
•	Announced a 25% increase to quarterly dividend payments; increasing annualized dividends to $1.00 per share
•	Planned 2022 shareholder returns now expected to total approximately $1 billion
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Returned $123 million to shareholders in the first quarter via share buybacks of $71 million and base dividends of $52 million; the Company expects to return approximately $200 million in the second quarter

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Issued notice to redeem the entire aggregate principal amount of its 2024 notes totaling approximately $1 billion on June 10, 2022; Company on track to achieve $3 billion Net Debt target in the third quarter of 2022

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Adjusted 2022 capital guidance to approximately $1.7 billion to $1.8 billion, reflecting current expectations for cost inflation and costs associated with maintaining high spec equipment and preferred crews through year-end

•	Delivered first quarter total production of approximately 500 thousand barrels of oil equivalent per day (“MBOE/d”), above the midpoint of Company guidance
•	Published 2022 Sustainability Report and 2021 ESG performance metrics on the Company’s Sustainability website

DENVER, May 9, 2022 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today announced its first quarter 2022 financial and operating results. The Company plans to hold a conference call and webcast at 9:00 a.m. MT (11:00 a.m. ET) on May 10, 2022. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com.

“Our culture of innovation and focus on capital discipline delivered substantial free cash flow generation in the first quarter,” said Ovintiv CEO Brendan McCracken. “Despite the significant inflationary pressures impacting our industry, we continue to deliver top tier capital efficiency and generate superior returns. We are maintaining discipline in a volatile market and will not invest in growth in 2022. With our $3 billion Net Debt target in sight in the third quarter, we have once again increased our base dividend and we are set to double shareholder returns, beginning October 1st. This puts us on track to deliver $1 billion of cash returns to our shareholders this year.”

First Quarter 2022 Financial and Operating Results

•	The Company reported a net loss of $241 million in the first quarter. These results included net losses on risk management of $1,458 million, before tax.
•	First quarter cash from operating activities was $685 million, Non-GAAP Cash Flow was $1,043 million and capital investment totaled $451 million, resulting in $592 million of Non-GAAP Free Cash Flow.
•

First quarter total production was above the midpoint of guidance and at approximately 500 MBOE/d, including 173 thousand barrels per day (“Mbbls/d”) of oil and condensate, 79 Mbbls/d of other NGLs and 1,487 million cubic feet per day (“MMcf/d”) of natural gas. Production in the quarter was impacted by higher Canadian royalty rates, operational delays and weather disruptions.

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Total Costs were $15.48 per barrel of oil equivalent (“BOE”). Per unit costs were higher than the Company’s $14.75 to $15.25 per BOE cost guidance due to higher commodity prices during the quarter directly impacting commodity linked cost items.

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Excluding the impact of risk management losses, first quarter 2022 average realized prices were $93.35 per barrel for oil and condensate (99% of WTI), $34.94 per barrel for other NGLs (C2-C4) and $4.64 per Mcf for natural gas (94% of NYMEX) resulting in a total average realized price of $51.62 per BOE.

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First quarter 2022 average realized prices, including risk management losses, were $82.08 per barrel for oil and condensate, $34.94 per barrel for other NGLs (C2-C4), and $2.60 per Mcf for natural gas, resulting in a total average realized price of $41.65 per BOE. Ovintiv’s first quarter realized commodity-based risk management losses were $448 million, before-tax.

Revised 2022 Guidance

The Company revised its full year 2022 guidance and provided second quarter 2022 guidance as follows:

	2Q 2022	2H 2022	FY 2022
Capital Investment ($ Millions)	$525 – $550	$725 – $825	$1,700 – $1,800
Oil & Condensate (Mbbls/d)	172 – 175	185 – 195	180 – 185
Other NGLs (Mbbls/d)	78 – 82	78 – 82	78 – 82
Natural Gas (MMcf/d)	1,435 – 1,465	1,450 – 1,500	1,450 – 1,500

2022 Outlook

Ovintiv has raised its full year capital investment guidance to approximately $1.7 to $1.8 billion from $1.5 billion. The increase in capital is primarily due to incremental inflationary cost pressures given the higher commodity price environment. A modest portion of the additional capital has secured the Company’s existing equipment, crews, and materials through year-end. Planned activity levels for the remainder of the year are largely unchanged compared to the original guidance. Capital investment is expected to be 55 to 60% weighted to the first half of the year.

The Company expects to deliver full year oil and condensate production volumes of approximately 180 to 185 Mbbls/d. This range reflects a slight decrease from previous guidance due to the impact of higher Canadian royalties resulting from higher commodity prices, first quarter operational delays, and adverse weather impacts in the first four months of the year. The Company’s oil and condensate production in the second half of the year is expected to average approximately 190 Mbbls/d.

Share Buyback Program

During the first quarter, Ovintiv purchased for cancellation, approximately 1.7 million shares of common stock outstanding at an average price of $40.57 per share, for a total consideration of approximately $71 million. As of March 31, 2022, the Company had repurchased a total of approximately 4.8 million shares of common stock at an average price of $37.77 per share since its share buyback program was announced in September of 2021.

Dividend Increase

On May 9, 2022, Ovintiv’s Board declared a quarterly dividend of $0.25 per share of common stock payable on June 30, 2022, to shareholders of record as of June 15, 2022. This represents an increase of 25%, or approximately $50 million on an annualized basis, to the dividend paid in the first quarter and marks the third dividend increase in the last year.

Increasing Direct Returns to Shareholders

In the second quarter of 2022, the Company plans to deliver approximately $200 million to shareholders through its newly raised base dividend of approximately $65 million and share buybacks totalling approximately $135 million. This will bring total direct shareholder returns to more than $500 million since the Company’s new capital allocation framework was announced in September of 2021.

Beginning in October of 2022, Ovintiv plans to double its returns to shareholders from 25% to 50% of the previous quarter's Non-GAAP Free Cash Flow after base dividends through share buybacks and/or variable dividends. The remaining amount will primarily be allocated to continued Net Debt reduction, and small, low-cost property bolt-ons.

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Continued Focus on Balance Sheet Strength and Debt Reduction

The Company announced that it has issued a notice to the trustee of its 5.625% notes due 2024 (the "2024 notes") to redeem the entire $1 billion aggregate principal amount. The Company expects to redeem the outstanding 2024 notes pursuant to their terms and conditions, on June 10, 2022.The redemption will result in approximately $55 million of annualized interest expense savings.

Ovintiv remains committed to reducing Net Debt. At the end of the first quarter, Ovintiv’s Net Debt was approximately $4.5 billion, and the Company had no outstanding balances under its revolving credit facilities and commercial paper programs.

During the month of April, Ovintiv made significant progress toward further Net Debt reduction with an ending cash balance of approximately $680 million, taking Net Debt down by about $400 million to approximately $4.1 billion. The Company has a Net Debt target of $3 billion which it expects to meet in the third quarter of 2022.

Ovintiv's committed, unsecured credit facilities were recently renewed and extended through July 2026 for a total amount of $3.5 billion. The facilities have no reserve-based, cash flow, or EBITDA lending covenants or minimum credit rating requirements. The facilities' primary financial covenant is Debt to Adjusted Capitalization, which is not to exceed 60%. At the end of the first quarter, the Debt to Adjusted Capitalization ratio was 28%.

2022 Sustainability Report and Full Year 2021 ESG Performance Metrics Published

Ovintiv continues to deliver measurable progress on its ESG initiatives. The Company today published its 2022 Sustainability Report and full year 2021 ESG performance metrics on its sustainability website.

2022 Sustainability Report highlights include:

•	Reduced 2021 Scope 1&2 greenhouse gas (GHG) emissions intensity by 24% from 2019 levels; gross annual Scope 1&2 GHG emissions reduced by more than 2 million metric tons of CO2e;
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Achieved the Company’s 33% methane emissions intensity reduction target four years ahead of schedule, decreasing emissions from 0.15 metric tons CH4/MBOE in 2019 to 0.07 metric tons CH4/MBOE in 2021, or by more than 50%;

•	Reduced flaring and venting intensity from 0.7% to 0.4% of gross produced gas, or 43% year-over-year;
•	Reduced total recordable injury frequency for employees and contractors by 20% year-over-year to 0.15 events X 200,000/total exposure hours;
•	Reduced spill intensity by 25% year-over-year;
•	In full compliance with World Bank Zero Routine Flaring by 2030 initiative – nine years ahead of the World Bank’s target;
•	Marked 18th consecutive year of transparent sustainability reporting; and
•	Achieved the Company’s 8th consecutive safest year ever in 2021

Additional details can be found on Ovintiv’s Sustainability website at https://sustainability.ovintiv.com/.

Asset Highlights

Permian

Permian production averaged 114 MBOE/d (79% liquids) in the first quarter. The Company averaged three gross rigs, drilled 13 net wells, and had 18 net wells turned in line (TIL).

The Permian team is successfully executing on a longer lateral program in 2022, with the first quarter wells TIL averaging over 14,300 feet. This is 30% longer than the 2021 program average.

The Company plans to spend $650 to $700 million in the basin in 2022.

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Anadarko

Anadarko production averaged 120 MBOE/d (61% liquids) in the first quarter. The Company averaged three gross rigs, drilled 13 net wells, and had 18 net wells TIL.

During the quarter, Ovintiv completed four wells with a lateral length greater than 15,000 feet in the basin.

The Company plans to spend $350 to $400 million in the basin in 2022.

Montney

Montney production averaged 213 MBOE/d (23% liquids) in the first quarter. The Company averaged two gross rigs, drilled 16 net wells and had 19 net wells TIL.

The Company plans to spend $300 to $350 million in the basin in 2022.

For additional information, please refer to the first quarter 2022 Results Presentation at https://investor.ovintiv.com/presentations-events.

Conference Call Information

A conference call and webcast to discuss the Company’s first quarter results will be held at 9:00 a.m. MT (11:00 a.m. ET) on May 10, 2022. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

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Capital Investment and Production

(for the three months ended March 31)	1Q 2022	1Q 2021 (2)
Capital Expenditures (1) ($ millions)	451	350
Oil (Mbbls/d)	128.3	146.5
NGLs – Plant Condensate (Mbbls/d)	44.6	51.4
Oil & Plant Condensate (Mbbls/d)	172.9	197.9
NGLs – Other (Mbbls/d)	79.2	77.7
Total Liquids (Mbbls/d)	252.1	275.6
Natural Gas (MMcf/d)	1,487	1,576
Total Production (MBOE/d)	499.9	538.3
(1)	Including capitalized directly attributable internal costs.
(2)	1Q 2021 includes volumes totaling ~23.3 MBOE/d from assets sold in 2Q 2021.

First Quarter 2022 Summary

(for the three months ended March 31)
($ millions, except as indicated)	1Q 2022	1Q 2021
Cash From (Used In) Operating Activities Deduct (Add Back):	685	827
Net change in other assets and liabilities	(12)	(6)
Net change in non-cash working capital	(346)	(57)
Current tax on sale of assets	-	-
Non-GAAP Cash Flow (1)	1,043	890
Non-GAAP Cash Flow Margin (1) ($/BOE)	23.18	18.39

Non-GAAP Cash Flow (1)	1,043	890
Less: Capital Expenditures (2)	451	350
Non-GAAP Free Cash Flow (1)	592	540

Net Earnings (Loss) Before Income Tax	(246)	133
Before-tax (Addition) Deduction:
Unrealized gain (loss) on risk management	(1,012)	(271)
Restructuring charges	1	(6)
Non-operating foreign exchange gain (loss)	3	(2)
Adjusted Net Earnings (Loss) Before Income Tax	762	412
Income tax expense (recovery)	203	119
Non-GAAP Operating Earnings (1)	559	293

(1) Non-GAAP Cash Flow, Non-GAAP Cash Flow Margin, Non-GAAP Free Cash Flow and Non-GAAP Operating Earnings are non-GAAP measures as defined in Note 1.

(2) Including capitalized directly attributable internal costs.

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Realized Pricing Summary

(for the three months ended March 31)	1Q 2022	1Q 2021
Liquids ($/bbl)
WTI	94.29	57.84
Realized Liquids Prices (1)
Oil	80.74	47.44
NGLs – Plant Condensate	85.94	50.65
Oil & Plant Condensate	82.08	48.27
NGLs – Other	34.94	19.14
Total NGLs	53.33	31.69

Natural Gas
NYMEX ($/MMBtu)	4.95	2.69
Realized Natural Gas Price (1) ($/Mcf)	2.60	3.10

(1)	Prices include the impact of realized gain (loss) on risk management.

(for the three months ended March 31) ($ millions, except as indicated)	1Q 2022	1Q 2021
Total Operating Expenses	2,167	1,643
Deduct (Add Back):
Market optimization operating expenses	1,115	653
Depreciation, depletion and amortization	264	308
Accretion of asset retirement obligation	5	6
Long-term incentive costs	87	42
Restructuring and legal costs	(1)	6
Total Costs (1)	697	628
Divided by:
Production Volumes (MMBOE)	45.0	48.4
Total Costs (1) ($/BOE)	15.48	12.93
Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	2.08	1.23
Upstream transportation and processing	8.12	6.96
Upstream operating, excluding long-term incentive costs	3.80	3.07
Administrative, excluding long-term incentive, restructuring and legal costs, and current expected credit losses	1.48	1.67
Total Costs (1) ($/BOE)	15.48	12.93

Total Costs

(1)	Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Debt to Adjusted Capitalization

($ millions, except as indicated)	March 31, 2022	December 31, 2021
Long-Term Debt, including current portion	4,775	4,786
Total Shareholders’ Equity	4,684	5,074
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	17,205	17,606
Debt to Adjusted Capitalization (1)	28%	27%
(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

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Hedge Volumes as of April 15, 2022

Oil and Condensate Hedges ($/bbl)	2Q 2022	3Q 2022	4Q 2022	1Q 2023	2Q 2023
WTI Swaps Swap Price	5 Mbbls/d $60.16	5 Mbbls/d $60.16	5 Mbbls/d $60.16	-	-
WTI 3-Way Options Short Call Long Put Short Put	75 Mbbls/d $70.79 $60.82 $49.33	75 Mbbls/d $70.79 $60.82 $49.33	75 Mbbls/d $70.79 $60.82 $49.33	40 Mbbls/d $114.74 $65.00 $50.00	40 Mbbls/d $112.95 $65.00 $50.00

Natural Gas Hedges ($/Mcf)	2Q 2022	3Q 2022	4Q 2022	1Q 2023	2Q 2023
NYMEX Swaps Swap Price	365 MMcf/d $2.60	365 MMcf/d $2.60	365 MMcf/d $2.60	-	-
NYMEX 3-Way Options Short Call Long Put Short Put	370 MMcf/d $3.01 $2.75 $2.00	425 MMcf/d $3.03 $2.76 $2.00	410 MMcf/d $3.01 $2.75 $2.00	400 MMcf/d $10.46 $3.88 $2.75	400 MMcf/d $4.86 $3.13 $2.25
NYMEX Costless Collars Short Call Long Put	200 MMcf/d $2.85 $2.55	200 MMcf/d $2.85 $2.55	200 MMcf/d $2.85 $2.55	-	-
NYMEX Short Call Options Sold Call Strike	330 MMcf/d $2.38	330 MMcf/d $2.38	330 MMcf/d $2.38	-	-

Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses)
	$40	$50	$60	$70	$80	$90	$100	$110	$120
2Q – 4Q 2022	$265	$223	$32	($41)	($217)	($437)	($657)	($877)	($1,097)
1Q – 2Q 2023	$109	$109	$36	$0	$0	$0	$0	($29)	($78)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 04/15/2022. Does not include impact of basis positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses)
	$3.00	$4.00	$5.00	$6.00	$7.00
2Q – 4Q 2022	($105)	($459)	($816)	($1,173)	($1,529)
1Q – 2Q 2023	$36	($1)	($21)	($50)	($81)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 04/15/2022. Does not include impact of basis positions.

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Important information

Unless otherwise noted, Ovintiv reports in U.S. dollars and production, sales and reserves estimates are reported on an after-royalties basis. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

•	Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.
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Non-GAAP Operating Earnings is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

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Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

•	Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents.
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Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements.  When used in this news release, the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases.  Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions and are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied.  These assumptions include: future commodity prices and basis differentials; the ability of the Company to access credit facilities and shelf prospectuses;  future foreign exchange

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rates; the Company’s ability to capture and maintain gains in productivity and efficiency; data contained in key modeling statistics; availability of attractive commodity or financial hedges; benefits from technology and innovation; assumed tax, royalty and regulatory regimes; expectations and projections made in light of the Company's historical experience; and the other assumptions contained herein.  Risks and uncertainties that may affect the Company’s financial or operating performance include: market and commodity price volatility; uncertainties, costs and risks involved in our operations, including hazards and risks incidental to both the drilling and completion of wells and the production, transportation, marketing and sale of oil, NGL and natural gas; availability of equipment, services, resources and personnel required to perform the Company’s operating activities; service or material cost inflation; our ability to generate sufficient cash flow to meet our obligations and reduce debt; the impact of a pandemic, epidemic or other widespread outbreak of an infectious disease (such as the ongoing COVID-19 pandemic) on commodity prices and the Company’s operations; our ability to secure adequate transportation and storage for oil, NGL and natural gas; interruptions to oil, NGL and natural gas production; discretion of the Company’s Board of Directors to declare and pay dividends; the timing and costs associated with drilling and completing wells; business interruption, property and casualty losses (including weather related losses) and the extent to which insurance covers any such losses; counterparty and credit risk; the actions of members of OPEC and other state-controlled oil companies with respect to oil, NGLs and natural gas production; the impact of changes in our credit rating and access to liquidity; changes in political or economic conditions in the United States and Canada; risks associated with technology, including electronic, cyber and physical security breaches; changes in royalty, tax, environmental, GHG, carbon, accounting and other laws or regulations or the interpretations thereof; our ability to timely obtain environmental or other necessary government permits or approvals; risks associated with existing and potential lawsuits and regulatory actions; risks related to the purported causes and impact of climate change; the impact of disputes arising with our partners; the Company’s ability to acquire or find additional oil and natural gas reserves; imprecision of oil and natural gas reserves estimates and estimates of recoverable quantities; risks associated with past and future acquisitions or divestitures; our ability to repurchase the Company’s outstanding shares of common stock; the existence of alternative uses for the Company’s cash resources which may be superior to the payment of dividends or share repurchases; land, legal, regulatory and ownership complexities inherent in the U.S., Canada; failure to achieve or maintain our cost and efficiency initiatives; risks and uncertainties described in Item 1A. Risk Factors of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q; and other risks and uncertainties impacting the Company’s business as described from time to time in the Company’s periodic filings with the SEC or Canadian securities regulators.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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